PMA Capital
A Specialty Risk Management Company

Mellon Bank Center   Suite 2800
1735 Market Street
Philadelphia, PA 19103-7590                                        PRESS RELEASE
--------------------------------------------------------------------------------
 For Release:  Immediate

     Contact:  Albert D. Ciavardelli
               (215) 665-5063

         PMA Capital Announces Fourth Quarter and Full Year 1999 Results
         ---------------------------------------------------------------

                      Full Year 1999 Operating EPS Rose 12%
                      -------------------------------------

      Fourth Quarter 1999 Operating EPS Increased Over Fourth Quarter 1998
      --------------------------------------------------------------------
      Marking the Eighth Consecutive Quarter of Year-over-Year Improvement
      --------------------------------------------------------------------

Philadelphia, PA, February 2, 2000 -- PMA Capital (NASDAQ: PMACA) today announced that fourth quarter 1999 after-tax operating income (net income excluding after-tax net realized investment gains and losses) increased 4% to $9.0 million, compared with $8.6 million for the fourth quarter of 1998. On a per share basis, operating income improved 6% to $0.38 per diluted share, compared with $0.36 per diluted share for the same period last year. For the full year 1999, after-tax operating income increased 9% to $33.4 million, compared with $30.6 million for the same period last year. Operating income per share for the full year 1999 improved 12% to $1.40 per diluted share up from $1.25 per diluted share for the same period last year.

The increases in operating income for the quarter and full year 1999 reflect solid improvement in pre-tax operating income due to better underwriting results, as evidenced by the decline in the combined ratio. This improvement was partially offset by a higher effective tax rate in 1999, compared with 1998. In addition, after-tax operating income per share benefited from the favorable effect of share repurchase activities over the past two years.

Net premiums written for the full year 1999 increased 19% to $563.5 million, compared with $474.8 million for the same period last year.

"PMA Capital's strong financial performance in 1999 was underscored by continued premium growth and solid underwriting performance in the fourth quarter. The quarter's operating results improved compared with the same period last year which marked the eighth consecutive quarter of such higher operating earnings," stated John W. Smithson, President and Chief Executive Officer of PMA Capital. "I am very satisfied with the performance of each of PMA Capital's three specialty insurance businesses. Each performed well in 1999 achieving their operating goals despite the continued market challenges in their respective specialty businesses. PMA Re's solid contribution to our premiums and operating results reflects their successful product expansion during 1999, as well as their solid underwriting discipline. The improvement in operating results at The PMA Insurance Group favorably reflects their continued strong focus on underwriting and expense discipline. Caliber One also met with success in 1999 by achieving significant market penetration in only their second year of operation in the excess and surplus lines business."

Net Income
----------
Net income for the fourth quarter of 1999 was $6.6 million, or $0.28 per diluted share, compared with $12.7 million, or $0.52 per diluted share, for the comparable period of 1998. Net income for full year 1999 was $25.6 million, or $1.08 per diluted share, compared with $44.7 million, or $1.82 per diluted share, for the same period last year.

Included in net income for the quarter and full year of 1999 were after-tax net realized investment losses of $2.3 million and $5.0 million, respectively, compared with after-tax gains of $4.1 million and $14.1 million for the same periods last year. Net realized investment losses in 1999 principally resulted from sales of investments in 1999 in order to capitalize on higher yielding investment opportunities.

Net income for the full year of 1999 was also impacted by an after-tax charge of
$2.8  million  for  the   implementation   of  the  new   accounting   rule  for
insurance-related assessments.

PMA Re
------
PMA Re reported pre-tax operating income of $12.5 million for the fourth quarter of 1999, compared with $11.5 million for the same period last year. For the full year of 1999, pre-tax operating income was $50.3 million, compared with $46.4 million for the same period last year. The increase in operating results for the fourth quarter and full year of 1999 reflects an increase in investment income, and to a lesser extent, slower growth in operating expenses relative to premium growth.

Net premiums written were $96.4 million and $279.0 million in the fourth quarter and full year of 1999, respectively, compared with $61.4 million and $234.0 million, respectively, for the same periods last year. Net written premiums for the full year of 1999 reflect the expansion of finite and financial product offerings, expanding relationships with PMA Re's existing clients, and contracts with new clients. This increase was partially offset by the effects of the highly competitive conditions in the U.S. reinsurance market, which has caused PMA Re to non-renew certain accounts largely due to inadequate rates and/or other underwriting issues.

The combined ratio, as computed using generally accepted  accounting  principles
(GAAP), was 102.5% for the fourth quarter of 1999, compared with 103.5% for the same period last year. For the full year of 1999, the GAAP combined ratio was 102.5%, compared with 103.7% for the same period last year.

Net investment income was $15.1 million and $57.7 million for the fourth quarter and full year 1999, respectively, compared with $13.8 million and $54.7 million for the same periods last year. The 9% and 5% increases for the quarter and full year, respectively, reflect a higher average invested asset base and higher yields on the invested assets in 1999.

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

The PMA Insurance Group
-----------------------
The PMA Insurance Group reported pre-tax operating income of $4.8 million for the fourth quarter of 1999, compared with $2.1 million for the same period last year. For the full year of 1999, pre-tax operating income was $18.2 million, compared with $10.5 million for the same period last year. These improvements reflect improved loss experience, reduced net exposures and lower operating expenses, partially offset by lower investment income.

For the full year of 1999, direct workers' compensation premiums written by The PMA Insurance Group increased 10.7% to $203.6 million, compared with $183.9 million for 1998. This increase principally reflects the successful execution of focused marketing efforts, including efforts to shift the workers' compensation book to relatively lower hazard classes of business.

Net premiums written were $51.2 million for the fourth quarter of 1999 and $233.7 million for the full year of 1999, respectively, compared with $40.5 million and $234.8 million for the same periods last year. The slight decrease in net premiums written for the full year of 1999, compared with 1998 levels, reflects higher ceded premiums on workers' compensation business and lower direct premiums for commercial lines other than workers' compensation, partially offset by growth in direct workers' compensation premiums.

The GAAP combined ratio,  excluding Run-off  Operations (see discussion  below), was 112.3% and 113.3% for the fourth quarter and full year of 1999, respectively, compared with 114.4% and 116.4% for the comparable periods last year.

Net investment income, excluding Run-off Operations, decreased by $1.0 million and $4.5 million for the fourth quarter and full year of 1999, compared with the same periods last year, due largely to a lower invested asset base.

The PMA Insurance Group previously established run-off operations for the purpose of reinsuring certain obligations primarily associated with workers' compensation claims for the years 1991 and prior (the "Run-off Operations"). For the fourth quarter and full year of 1999, Run-off Operations had pre-tax operating income of $131,000 and pre-tax operating losses of $189,000, respectively, compared with pre-tax operating income of $411,000 and $452,000 for the same periods last year.

Caliber One
-----------
Caliber One commenced writing excess and surplus lines business in January 1998. As a result of the start-up nature of this operation, losses and expenses have exceeded revenues throughout much of the company's first two years of existence. However, throughout 1999, Caliber One's premium base and investment income increased, which contributed to its $83,000 pre-tax operating profit for the full year of 1999. Caliber One had a pre-tax operating loss of $1.6 million for the full year of 1998.

Caliber One's net premiums written have grown each quarter in 1999 culminating in $51.2 million of net written premiums for the full year of 1999, with $20.6 million generated in the fourth quarter. Net written premiums were $3.9 million and $6.4 million for the fourth quarter and full year of 1998, respectively. Caliber One's GAAP combined ratio for 1999 was 109.6%.

Corporate and Other
-------------------
The Corporate and Other segment includes unallocated investment income and expenses, including debt service, as well as the results of certain of the Company's real estate properties. For the fourth quarters of 1999 and 1998, pre-tax operating losses for this segment were $4.5 million and $2.7 million, respectively. For the years 1999 and 1998, pre-tax operating losses were $20.8 million and $21.9 million, respectively. The fourth quarter and full year of 1998 benefited from lower net losses from non-core real estate operations. This was more than offset by lower interest expense for the full year of 1999 due to the $40 million reduction in outstanding debt in the fourth quarter of 1998.

Financial Position
------------------
Total assets were $3.2 billion as of December 31, 1999, compared with $3.5 billion as of December 31, 1998. Shareholders' equity was $429.1 million as of December 31, 1999, compared with $511.5 million as of December 31, 1998. The decrease in shareholders' equity reflects a $76.9 million reduction in after-tax unrealized appreciation on invested assets primarily resulting from an increase in interest rates since year-end 1998, which has decreased the fair value of fixed maturity investments.

Book value per share, excluding unrealized gains and losses, was $21.22 as of December 31, 1999, compared with $20.61 as of December 31, 1998.

Share Repurchase Plan
---------------------
During 1999, PMA Capital repurchased 1.5 million shares of its Class A Common Stock at a cost of approximately $30.2 million (average per share price was $19.81). Since the inception of its share repurchase program in February 1998, PMA Capital has repurchased a total of 2.5 million shares at a total cost of $49.1 million (average per share price was $19.45).

As of February 2, 2000, the remaining share repurchase authorization is approximately $25.9 million.

Quarterly Dividends
-------------------
On February 2, 2000, PMA Capital's Board of Directors declared regular quarterly dividends on its Class A Common Stock of $0.09 per share and on its Common Stock of $0.08 per share to shareholders of record on March 13, 2000. The dividends will be paid on April 1, 2000. PMA Capital has paid consecutive quarterly dividends to its shareholders for the past 83 years.

PMA Capital Corporation, headquartered in Philadelphia, Pennsylvania, is an insurance holding company, whose operating subsidiaries provide specialty risk management products and services to customers throughout the United States. The primary product lines of PMA Capital's subsidiaries include: 1) property and casualty reinsurance, underwritten and marketed through PMA Re; 2) managed care workers' compensation, integrated disability and other commercial property and casualty lines of insurance in the Mid-Atlantic and Southern regions of the United States, underwritten and marketed under the trade name The PMA Insurance Group; and 3) excess and surplus lines coverages, underwritten and marketed by Caliber One.


CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this release and oral statements made by individuals authorized to speak on behalf of PMA Capital Corporation (the "Company") that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements. These forward-looking statements are based on currently available financial, competitive and economic data and the Company's current operating plans based on assumptions regarding future events. The Company's actual results could differ materially from those expected by the Company's management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to, changes in general economic conditions, including the performance of financial markets and interest rates; regulatory or tax changes, including changes in risk-based capital or other regulatory standards that affect the ability of the Company to conduct its business; competitive or regulatory changes that affect the cost of or demand for the Company's products; the Company's ability to meet its marketing objectives; the effect of changes in workers' compensation statutes and their administration; the Company's ability to predict and effectively manage claims related to insurance and reinsurance policies; reliance on key management; adequacy of reserves for claim liabilities; adverse property and casualty loss development for events the Company insured in prior years; adequacy and collectibility of reinsurance purchased by the Company; severity of natural disasters and other catastrophes; and other factors disclosed from time to time in reports filed by the Company with the Securities and Exchange Commission. Investors should not place undue reliance on any such forward-looking statements. The Company disclaims any obligation to update forward-looking information.

                             PMA Capital Corporation
                                 Financial Data
                (Dollars in thousands, except per share amounts)

                                                         Three months ended Dec. 31,           Twelve months ended Dec. 31,
Income Statement Data:                                      1999                1998               1999                1998
----------------------------------------------------------------------------------------------------------------------------
 Net premiums written:
        PMA Re                                          $ 96,370            $ 61,415          $ 278,998           $ 234,010
        The PMA Insurance Group                           51,241              40,506            233,713             234,837
        Caliber One                                       20,556               3,859             51,237               6,436
        Corporate and other                                  (75)               (153)              (438)               (522)
                                                     ------------------------------------------------------------------------
 Consolidated                                          $ 168,092           $ 105,627          $ 563,510           $ 474,761
                                                     ========================================================================

 Revenues:
 Net premiums earned:
        PMA Re (1)                                     $ 102,573            $ 66,206          $ 293,862           $ 223,559
        The PMA Insurance Group                           60,518              63,950            221,934             241,928
        Caliber One                                       10,189               1,119             24,729               1,750
        Corporate and other                                  (75)               (153)              (438)               (522)
                                                     ------------------------------------------------------------------------
 Consolidated Net premiums earned                        173,205             131,122            540,087             466,715
 Net Investment Income                                    27,958              27,865            110,057             120,125
 Realized Gains (Losses)                                  (3,584)              6,383             (7,745)             21,745
 Other Revenues                                            3,890               5,511             12,718              14,896
                                                     ------------------------------------------------------------------------
 Consolidated Revenues                                 $ 201,469           $ 170,881          $ 655,117           $ 623,481
                                                     ========================================================================

 Components of operating income (loss) (2):
        PMA Re                                          $ 12,529            $ 11,526           $ 50,319            $ 46,408
        The PMA Insurance Group                            4,801               2,086             18,200              10,470
        Caliber One                                          922                (289)                83              (1,606)
        Corporate and other                               (4,473)             (2,737)           (20,765)            (21,948)
                                                     ------------------------------------------------------------------------
 Pre-tax operating income                               $ 13,779            $ 10,586           $ 47,837            $ 33,324
                                                     ========================================================================
 After-tax operating income                              $ 8,956             $ 8,588           $ 33,387            $ 30,600
                                                     ========================================================================
 Net income                                              $ 6,627            $ 12,737           $ 25,594            $ 44,734
                                                     ========================================================================

 Weighted Average Common Shares Outstanding:
        Basic                                         22,611,354          23,324,466         22,975,613          23,608,618
        Diluted                                       23,388,741          24,178,280         23,785,203          24,524,888

 After-tax Operating Income Per Share:
        Basic                                             $ 0.40              $ 0.37             $ 1.45              $ 1.30
                                                     ========================================================================
        Diluted                                           $ 0.38              $ 0.36             $ 1.40              $ 1.25
                                                     ========================================================================
 Net Income Per Share:
        Basic                                             $ 0.29              $ 0.54             $ 1.11              $ 1.89
                                                     ========================================================================
        Diluted                                           $ 0.28              $ 0.52             $ 1.08              $ 1.82
                                                     ========================================================================

 Balance Sheet Data:                                               December 31, 1999                      December 31, 1998
 -------------------------------------------------                 -----------------                      -----------------
 Total Assets                                                            $ 3,245,372                            $ 3,460,718
 Shareholders' Equity                                                      $ 429,143                              $ 511,480
 Shareholders' Equity per Share (including FAS 115)                          $ 19.21                                $ 21.90
 Shareholders' Equity per Share (excluding FAS 115)                          $ 21.22                                $ 20.61

(1) PMA Re's earned premiums for the full year of 1999 include approximately $32 million, reflecting a revision in the estimate of unearned premiums on in-force contracts.
(2) Pre-tax operating income (loss) represents pre-tax income (loss) from continuing operations, but excluding net realized investment gains (losses). After-tax operating income (loss) is net income (loss) excluding after-tax net realized investment gains (losses).

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